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                                                                   Exhibit 99.1

FOR IMMEDIATE RELEASE

For More Information Contact:

Ricardo Verdaguer, Chief Executive Officer or
Guillermo Jofre, Chief Financial Officer
IMPSAT Corporation
Buenos Aires, Argentina
Tel:  541 300 4007, x3500
Fax: 541 307 1525

               IMPSAT CORPORATION ANNOUNCES THE SUCCESSFUL LAUNCH
                    OF US$225 MILLION IN 10-YEAR SENIOR NOTES



(June 18, 1998 - New York, NY) - IMPSAT Corporation ("IMPSAT"), a leading provider of private network telecommunications services in Latin America, announced today the successful consummation on June 17, 1998 of the sale of US$225,000,000 12 3/8% Senior Notes due 2008 pursuant to Rule 144A under the U.S. Securities Act of 1933, as amended.

IMPSAT Corporation intends to use the net cash proceeds from the offering of the Notes for planned capital expenditures by the Company's operating subsidiaries in Argentina, Brazil and elsewhere in Latin America and for the refinancing of existing short term indebtedness.

The notes were sold pursuant to an applicable exemption from the registration requirements of the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the Securities Act's registration requirements.

IMPSAT is a leading provider of private telecommunications network services in Latin America and is the largest private provider of data transmission services in Argentina. The Company offers tailor-made, integrated telecommunications solutions, with an emphasis on data transmission, for national and multinational companies, financial institutions, governmental agencies and other business customers. The Company currently has operations in Argentina, Colombia, Venezuela, Ecuador, Mexico, Brazil and the United States.